EXHIBIT 10.13

AGREEMENT OF PURCHASE AND SALE

          THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) dated as of July 6, 2012, is by and between BARBER LANE INVESTORS, LLC, a Delaware limited liability company (“Seller”), and PERICOM SEMICONDUCTOR CORPORATION, a California corporation (collectively, “Buyer”).

ARTICLE I

PURCHASE AND SALE OF PROPERTY

          Section 1.1 Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

                    (a) that certain real property commonly known as 1545 Barber Lane, and located in the City of Milpitas, County of Santa Clara, State of California, and being more particularly described in Exhibit A attached hereto (the “Real Property”);

                    (b) all of Seller’s right, title and interest in and to all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the “Appurtenances”);

                    (c) all of Seller’s right, title and interest in and to all improvements and fixtures located on the Real Property, including, without limitation, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Real Property (collectively, the “Improvements”);

                    (d) the personal property owned by Seller, if any, located on the Real Property and used exclusively in the operation or maintenance of the Real Property, as described on Schedule 1 attached hereto (the “Personal Property”); and

                    (e) any intangible personal property now or hereafter owned by Seller and used in the ownership, use or operation of the Real Property, Improvements and Personal Property, including, without limitation, any Leases (defined below), and Seller’s interest in all security deposits and prepaid rent, if any, under Leases and any and all guaranties of the Leases), utility contracts, any contracts or other agreements or rights relating to the ownership, use and operation of the Property, as defined below (except that, to the extent that any such contracts or other agreements are part of portfolio agreements, they shall not be assignable) (collectively, the “Intangible Property”).

          All of the items referred to in subsections (a), (b), (c), (d) and (e) above are collectively referred to as the “Property.”

          Section 1.2 Purchase Price; Independent Contract Consideration.

                    (a) The purchase price of the Property is Seven Million Six Hundred Ninety-Six Thousand Dollars ($7,696,000) (the “Purchase Price”).

                    (b) The Purchase Price shall be paid as follows:

                              (i) Upon execution of this Agreement, Buyer shall deposit in escrow with First American Title Insurance Company, 1737 N. 1st St., Suite 500, San Jose, California 95112, Attention Linda Tugade (the “Title Company”) an all cash payment in the amount of Five Hundred Thousand Dollars ($500,000) (the “Initial Deposit”). Except as otherwise expressly provided in this Agreement, following the expiration of the Contingency Period, the Initial Deposit shall be non-refundable to Buyer. The Initial Deposit shall be held in an interest bearing account and all interest thereon shall be deemed a part of the Initial Deposit. At the Closing, as defined in Section 1.2(b)(iv) below, the Initial Deposit shall be paid to Seller and credited against the Purchase Price.

                              (ii) If Buyer delivers an Approval Notice (as herein defined), then on or before the end of the Contingency Period (as herein defined), Buyer shall deposit in escrow with the Title Company an all cash payment in the amount of Five Hundred Thousand Dollars ($500,000), which shall be in addition to the Initial Deposit (the “Second Deposit;” and, together with the Initial Deposit, is herein referred to as the “Deposit”). Except as otherwise expressly provided in this Agreement, the Second Deposit shall be non-refundable to Buyer. The Second Deposit shall be held in an interest bearing account and all interest thereon shall be deemed a part of the Second Deposit. At the Closing, the Second Deposit shall be paid to Seller and credited against the Purchase Price.

                              (iii) IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED DUE TO THE FAILURE OF ANY CONDITION PRECEDENT, THEN THE TITLE COMPANY SHALL RETURN THE DEPOSIT TO BUYER. IF THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY DUE TO SELLER’S DEFAULT HEREUNDER, THEN, AS BUYER’S SOLE AND EXCLUSIVE REMEDY, BUYER MAY EITHER: (1) TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT AND REIMBURSEMENT BY SELLER OF BUYER’S ACTUAL THIRD PARTY COSTS INCURRED IN CONNECTION WITH THIS AGREEMENT (NOT TO EXCEED $75,000 IN THE AGGREGATE), IN WHICH EVENT NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER (EXCEPT AS PROVIDED IN SECTIONS 7.1, 10.3 AND 10.12 BELOW), OR (2) ENFORCE SPECIFIC PERFORMANCE OF THIS AGREEMENT. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A FAILURE TO CONSUMMATE THE SALE DUE TO BUYER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE

AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN THE EVENT OF BUYER’S DEFAULT. IN THE EVENT BUYER FAILS, WITHOUT LEGAL EXCUSE, TO COMPLETE THE PURCHASE OF THE PROPERTY, THE DEPOSIT MADE BY BUYER SHALL BE FORFEITED TO SELLER AS THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO SELLER FOR SUCH FAILURE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 1.2(b)(iii) IS NOT INTENDED TO LIMIT SELLER’S RIGHTS UNDER SECTIONS 7.1, 10.3 AND 10.12 OF THIS AGREEMENT.

Initials:

	Seller	Buyer

                              (iv) The balance of the Purchase Price shall be paid to Seller in immediately available funds via wire transfer at the consummation of the purchase and sale contemplated hereunder (the “Closing”).

                    (c) A portion of the Deposit equal to the amount of One Hundred Dollars ($100) (the “Independent Contract Consideration”), which amount Seller and Buyer agree has been bargained for as consideration for Seller’s execution and delivery of this Agreement and Buyer’s right to inspect the Property pursuant to this Agreement, shall be independent of any other consideration or payment provided for in this Agreement and is non-refundable in all events. Buyer’s obligation to pay the Independent Contract Consideration shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

ARTICLE II

CONDITIONS

               Section 2.1 Buyer’s Conditions Precedent. Buyer’s obligation to purchase the Property is conditioned upon the following:

                    (a) Buyer’s review and approval of a commitment for title insurance, together with copies of the underlying documents (the “Title Commitment”), and a current “as built” survey in sufficient detail to support the issuance of the Title Policy as provided in Section 4.2 (the “Survey”). Seller has delivered to Buyer an existing survey of the Property in Seller’s possession and control. Buyer, at its sole cost and expense, shall obtain the Survey and deliver the Survey to the Title Company at least ten (10) business days prior to the expiration of the Contingency Period.

                              (i) Buyer shall advise Seller by written notice, four (4) business days prior to the end of the Contingency Period, what exceptions to title, if any, will be accepted by Buyer. Seller shall have two (2) business days after receipt of Buyer’s objections to give Buyer: (A) notice that Seller will remove such objectionable exceptions on or before the Closing Date

(as defined in Section 9.2 below); or (B) notice that Seller elects not to cause such exceptions to be removed. If Seller gives Buyer notice under clause (B), Buyer may elect on or before the expiration of the Contingency Period to (X) waive its objections to title and proceed with the purchase without offset or credit against the Purchase Price, or (Y) terminate this Agreement and receive a refund of the Deposit, in which event neither party shall have any further rights or obligations hereunder (except as provided in Sections 7.1, 10.3 and 10.12 below). If Seller fails to give Buyer notice within two (2) business days after receipt of Buyer’s objections, then Seller shall be deemed to have elected to give Buyer notice under clause (B). If Seller gives Buyer notice under clause (B), and Buyer fails to give Seller notice of its election on or before the expiration of the Contingency Period, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 10.3 and 10.12 below. If Seller shall give notice pursuant to clause (A) and shall fail to remove any such objectionable exceptions from title prior to the Closing Date, then Buyer may elect to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 10.3 and 10.12 below. All deed of trust liens are deemed objected to by Buyer.

                              (ii) Whether or not Buyer shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Buyer may, at or prior to Closing, notify Seller in writing of any objections to title first raised by the Title Company between (a) the expiration of the Contingency Period, and (b) the date on which the transaction contemplated herein is scheduled to close, and which: (1) are not the result of Buyer’s acts, (2) do not constitute exceptions which Buyer has approved or waived pursuant to Section 2.1(a)(i) above, and (3) do not constitute exceptions arising as a result of the Survey. Buyer shall advise Seller of its additional title objections by written notice within two (2) business days of learning of the additional title matter. Seller shall have until the earlier of (x) two (2) business days after receipt of Buyer’s objections, or (y) the Closing Date, to give Buyer notice that (i) Seller will remove such objectionable exceptions; or (ii) Seller elects not to cause such exceptions to be removed. If Seller gives Buyer notice under clause (ii), Buyer may elect within one (1) business day after receipt of Seller’s notice to (i) waive its objections to title and proceed with the purchase without offset or credit against the Purchase Price, or (ii) terminate this Agreement and receive a refund of the Deposit, in which event neither party shall have any further rights or obligations hereunder (except as provided in Sections 7.1, 10.3 and 10.12 below). If Seller fails to give Buyer notice within (x) two (2) business days after receipt of Buyer’s objections, or (y) the Closing Date, whichever is earlier, then Seller shall be deemed to have elected to give Buyer notice under clause (ii). If Seller gives Buyer notice under clause (ii), and Buyer fails to give Seller notice of its election within one (1) business day after receipt of Seller’s notice, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 10.3 and 10.12 below. If Seller shall give notice pursuant to clause (i) and shall fail to remove any such objectionable exception on or before the Closing Date (as it may be extended pursuant to any extension right provided in this Agreement), then Buyer may elect to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 10.3 and 10.12 below. If Seller elects to attempt to cure any such additional title objections, the date for Closing shall be automatically extended until Seller completes the cure, but in no event shall the extension exceed thirty (30) days after the date for Closing set forth in Section 9.2 hereof.

                              (iii) As of the Effective Date (as defined in Section 10.20 below), the Property is encumbered by a certain Deed of Trust with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing executed by Seller, as trustor, in favor of a trustee for the benefit of Wells Fargo Bank, National Association (“Seller’s Lender”), which agreement secures a loan made by Seller’s Lender to Seller. As a condition to Buyer’s obligation to close the transaction contemplated by this Agreement, Buyer shall have approved Lender’s Consent (as defined below) no later than the Lender Approval Deadline in accordance with this Section 2.1(a)(iii). Within five (5) business days after the Effective Date, Seller shall deliver to Buyer a copy of Seller’s Lender’s written consent (“Lender’s Consent”) approving this Agreement and the transaction contemplated herein. Any such Lender’s Consent shall be redacted to maintain the confidentiality of certain terms of the loan made by Seller’s Lender to Seller. Within two (2) business days after Buyer’s receipt of the Lender’s Consent from Seller (the “Lender Approval Deadline”), Buyer shall either (A) approve such Lender’s Consent by delivery of written notice thereof (a “Consent Approval Notice”) to Seller within such two (2) business day period, in which case the closing condition set forth in this Section 2.1(a)(iii) shall be deemed satisfied, or (B) disapprove of the Lender’s Consent, in which case this Agreement shall automatically terminate and neither party shall have any further rights or obligations hereunder except as provided in Section 7.1, 10.3 and 10.12 below. If Buyer fails to deliver a Consent Approval Notice within the aforementioned two (2) business day period, then Buyer shall be deemed to have elected to disapprove of Lender’s Consent under clause (B) above.

                    (b) Buyer’s review and approval of an economic feasibility study.

                    (c) Buyer’s review and approval of all tenant leases and any other occupancy agreements (hereinafter collectively referred to as the “Lease(s)”).

                    (d) Buyer’s inspection and approval of the physical condition of the Property, including, without limitation, the environmental condition of the Property.

                    (e) Buyer’s review and approval of service contracts, and other contracts or agreements of significance to the Property (hereinafter collectively referred to as “Contracts”). Buyer shall determine which, if any, of the Contracts Buyer will assume and so notify Seller prior to the expiration of the Contingency Period; provided, that (i) to the extent that any such Contracts are part of portfolio agreements, they shall not be assignable, and (ii) to the extent that any such Contracts are not terminable by Seller in the time frame between the expiration of the Contingency Period and the Closing, Buyer shall assume such Contracts.

                    (f) Buyer’s review and approval of all the items described on Schedule 2 hereto (the “Due Diligence Documentation”). To the extent in Seller’s possession or control, Seller has delivered to Buyer (and Buyer acknowledges such delivery) all of the items described on Schedule 2.

          Section 2.2 Contingency Period. Buyer shall have until 5:00 p.m., Pacific Time, on August 6, 2012, to review and approve the matters described in Section 2.1(a)–(f) above (such period being referred to herein as the “Contingency Period”). Buyer’s approval or disapproval of such matters shall be at Buyer’s sole discretion. If Buyer elects to proceed with the purchase of the Property, then Buyer shall, before the end of the Contingency Period, (i) notify Seller in writing that Buyer has approved all of the matters described in Section 2.1(a)–(f) above (“the “Approval Notice”), and (ii) deposit the Second Deposit into escrow with the Title Company. If before the end of the Contingency Period Buyer fails to give Seller the Approval Notice or deposit the Second Deposit, then Buyer shall be deemed to have elected to terminate this Agreement, the Deposit shall be returned to Buyer, and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 10.3 and 10.12 below.

          Section 2.3 Seller’s Conditions Precedent. Notwithstanding anything to the contrary in this Agreement, each of Seller’s obligations (a) to sell the Property to Buyer and to close the transaction contemplated by this Agreement or (b) to reimburse Buyer pursuant to Section 1.2(iii)(1) above, shall be conditioned upon Buyer’s approval of Lender’s Consent no later than the Lender Approval Deadline in accordance with Section 2.1(a)(iii) above.

ARTICLE III

BUYER’S EXAMINATION

          Section 3.1 Buyer’s Independent Investigation.

                    (a) Buyer acknowledges and agrees that it has been given or will be given before the end of the Contingency Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

                              (i) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

                              (ii) The physical condition of the Property, including, without limitation, the interior, the exterior, the structure, the paving, the utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials (as defined below), which shall be performed or arranged by Buyer at Buyer’s sole expense.

                              (iii) Any easements and/or access rights affecting the Property.

                              (iv) The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay the rent.

                              (v) The Contracts.

                              (vi) All other matters of material significance affecting the Property.

                     (b) BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5.1 BELOW, SELLER IS

SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases or Contracts and (xi) the economics of the operation of the Property.

          Section 3.2 Release.

                    (a) Without limiting the above, except with respect to a breach by Seller of any of the representations and warranties contained in Section 5.1 hereof or Seller’s fraud, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the California Hazardous Waste Control Law (California Health and Safety Code Sections 25100-25600), the Porter-Cologne Water Quality Control Act (California Water Code Section 13000 et seq.), and the Safe Drinking Water and Toxic Enforcement Act (California Health and Safety Code Section 25249.5 et seq.).

                    (b) In connection with subsection (a) above, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR

DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

                    (c) The provisions of this Section 3.2 shall survive the Closing.

ARTICLE IV

TITLE

          Section 4.1 Conditions of Title.

                    (a) At the Closing, Seller shall convey title to the Real Property to Buyer by good and sufficient grant deed in the form of Exhibit B attached hereto (the “Deed”).

                    (b) At the Closing, Seller shall transfer title to the Personal Property by a bill of sale in the form attached hereto as Exhibit C (the “Bill of Sale”).

                    (c) At the Closing, Seller shall transfer title to the Intangible Property by an assignment and assumption of leases in the form attached hereto as Exhibit D (the “Assignment and Assumption of Leases”), and an assignment and assumption of Contracts, Warranties and Guaranties and other intangible property in the form attached hereto as Exhibit E (the “Assignment and Assumption of Contracts”).

          Section 4.2 Evidence of Title. Delivery of title in accordance with the foregoing shall be evidenced by the willingness of the Title Company to issue, at Closing, its extended Owner’s American Land Title Association Policy of Title Insurance in the amount of the Purchase Price showing title to the Real Property vested in Buyer, subject to no exceptions other than the following (the “Title Policy”):

                    (a) Interests of tenants in possession;

                    (b) Non-delinquent liens for local real estate taxes and assessments; and

                    (c) Any standard, preprinted conditions or exceptions to the Title Commitment required by the Title Company, any exceptions disclosed by the Title Commitment or any supplement thereto which Buyer has approved or waived pursuant to Section 2.1(a)(i) or (ii) above, any exceptions to title which would be disclosed by an inspection and/or survey of the Property, and any exceptions or matters created by Buyer, its agents, employees or representatives.

          All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title.”

ARTICLE V

SELLER’S REPRESENTATIONS AND WARRANTIES

          Section 5.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer that:

                    (a) Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement (i) is and at the time of Closing will be duly authorized, executed and delivered by Seller, (ii) is and at the time of Closing will be legal, valid and binding obligations of Seller, and (iii) does not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject. All documents executed by Seller which are to be delivered to Buyer at Closing (i) are or at the time of Closing will be duly authorized, executed and delivered by Seller, (ii) are or at the time of Closing will be legal, valid and binding obligations of Seller, and (iii) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

                    (b) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code.

                    (c) To the best of Seller’s knowledge, the list of leases in Schedule 3 attached hereto is a complete list of all of the Leases covering the Property as of the date hereof. To the best of Seller’s knowledge, the list of service contracts in Schedule 4 attached hereto is a complete list of all of the service contracts affecting the Property as of the date hereof (“Service Contracts”). To the best of Seller’s knowledge, as of the Effective Date, no written notice of default has been given or received under any of the Leases, except as listed on Schedule 3.

                    (d) To the best of Seller’s knowledge, Seller has not received written notice from any applicable governmental authority that the Property is in violation of any laws, ordinances or regulations of any applicable governmental authority having jurisdiction thereover or control thereof.

                    (e) To the best of Seller’s knowledge, Seller has not received written notice from any applicable governmental authority of any pending or threatened special assessments or condemnation actions with respect to the Property.

                    (f) To the best of Seller’s knowledge, Seller has received no written notice that the Property is in violation of any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions or Hazardous Material (“Environmental Laws”). For the purposes hereof, “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., or any regulation, order, rule or requirement adopted thereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and “source,” “special nuclear” and “by product” material as defined in the Atomic Energy Act of 1954, 42 U.S.C. §§ 2011 et seq., as amended.

                    (g) Seller has not been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

                    (h) Except as disclosed in Schedule 5 attached hereto, there is no litigation filed against Seller that would adversely affect the current use or operation of the Property or the ability of Seller to perform its obligations under this Agreement.

          Section 5.2 Certain Limitations on Seller’s Representations and Warranties. Notwithstanding anything to the contrary contained in this Agreement, no claim for a breach of a representation or warranty by Buyer shall be actionable if the breach in question results from or is based on a condition, state of facts or other matter with respect to which Buyer has knowledge on or prior to the Closing (such conditions, state of facts or other matters are herein referred to as “Exception Matters”). If Buyer obtains knowledge of any Exception Matters before the end of the Contingency Period and Buyer determines to proceed with the purchase of the Property pursuant to Article II, then Buyer shall consummate the acquisition of the Property subject to such Exception Matters and without any adjustment to the Purchase Price. If Buyer obtains knowledge of any Exception Matters after the end of the Contingency Period and prior to Closing, Buyer may elect to either (i) proceed with the purchase of the Property subject to such Exception Matters and without any adjustment to the Purchase Price, or (ii) upon fifteen (15) days’ prior written notice to Seller specifying the nature of the Exception Matters, Buyer may terminate this Agreement and receive a refund of the Deposit; provided, that if Buyer so elects to terminate this Agreement, Seller shall have the right, but not the obligation, to cure such Exception Matters within such fifteen (15) day period (and the Closing shall be delayed to the extent necessary to allow Seller the entire fifteen (15) day period within which to effect such cure) and if Seller cures such Exception Matters, then Buyer’s right to terminate this Agreement as a result of such Exception Matters shall be null and void and this Agreement shall continue without termination (and, if the Closing Date is extended, Closing shall occur on the date that is five (5) days after Seller cures such Exception Matters). If Buyer fails to make the election in (ii) within five (5) days after obtaining knowledge of an Exception Matter, then Buyer shall be deemed to have made the election under (i) above. Upon a termination of this Agreement pursuant to this Section 5.2, neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 10.3 and 10.12 below.

          Section 5.3 Survival; Limitation of Liability. All representations and warranties of Seller contained in this Agreement shall survive the Closing, provided that Buyer must give Seller written notice of any claim it may have against Seller for a breach of any such representation or warranty, or for breach of any covenants of Seller contained in this Agreement, within two hundred seventy (270) days of the Closing Date. Any claim which Buyer may have at any time, whether known or unknown, which is not asserted within such two hundred seventy (270) day period shall not be valid or effective, and Seller shall have no liability with respect thereto. Without limiting the foregoing, Buyer may not bring any action against Seller for a breach of any representation, warranty, indemnity or covenant of Seller contained in this Agreement or in any agreement delivered by Seller to Buyer at Closing unless and until the aggregate amount of all liability and losses arising out of any such breach exceeds $25,000, it being Seller’s desire to curtail any frivolous lawsuits. In addition, in no event will Seller’s liability for all such breaches exceed, in the aggregate, five percent (5%) of the Purchase Price. The provisions of this Section 5.3 shall survive the Closing.

          Section 5.4 Seller’s Knowledge. Buyer expressly understands and agrees that the phrase “to the best of Seller’s knowledge” as used in Section 5.1 means the actual knowledge only and not any implied, imputed or constructive knowledge of Mr. Michael Biggar and Mr. Tyler Higgins without any independent investigation having been made.

ARTICLE VI

RISK OF LOSS AND INSURANCE PROCEEDS

          Section 6.1 Loss. Seller shall give Buyer notice of the occurrence of damage or destruction of, or the commencement of condemnation proceedings affecting, any portion of the Property. In the event that all or any material portion of the Property is condemned, or destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is greater than ten percent (10%) of the Purchase Price, then Buyer may, at its option to be exercised within ten (10) days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement or consummate the purchase for the full Purchase Price as required by the terms hereof. If Buyer elects to terminate this Agreement or fails to give Seller notice within such ten (10) day period that Buyer will proceed with the purchase, then this Agreement shall terminate at the end of such ten (10) day period and the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Sections 7.1, 10.3 and 10.12 below. If (a) a portion of the Property is condemned or destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is equal to or less than ten percent (10%) of the Purchase Price, or (b) Buyer elects within the aforesaid ten (10) day period to proceed with the purchase, then this Agreement shall not terminate and upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property (but in no event shall the amount of such credit exceed the Purchase Price). If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or repair or restore the Property, and Buyer shall not receive any credit against the Purchase Price with respect to such proceeds or awards; provided, that if the amount of proceeds or awards subsequently received by Buyer exceeds the Purchase Price, then Buyer shall pay to Seller any such excess within ten (10) days after Buyer’s receipt of such proceeds or awards. The provisions of this Section 6.1 shall survive the Closing.

ARTICLE VII

BROKERS AND EXPENSES

          Section 7.1 Brokers. The parties represent and warrant to each other that except for Kidder Mathews (representing the Buyer) and CBRE, Inc. (representing the Seller) (collectively, the “Broker”), whose commissions shall be paid by Seller upon Closing in accordance with the provisions of a separate written agreement between Seller and Seller’s broker, no broker or finder was instrumental in arranging or bringing about this transaction and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim shall defend the other party (the “Indemnified Party”) from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section 7.1 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

          Section 7.2 Expenses. Except as provided in Section 9.5 below, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VIII

LEASES AND OTHER AGREEMENTS

          Section 8.1 Buyer’s Approval of New Leases and Agreements Affecting the Property. Between the Effective Date and the Closing Date (as defined in Section 9.2 below), Seller shall not enter into any new Lease or other agreement affecting the Property, or modify or terminate any existing Lease or other agreement affecting the Property, without first obtaining Buyer’s approval, which may be withheld in Buyer’s sole discretion. Seller shall submit an actual copy of such new Lease or other agreement, Lease or agreement modification, or Lease or agreement termination at the time that Seller seeks Buyer’s approval. If Buyer fails to give Seller notice of its approval or disapproval of any such proposed action within three (3) days after Seller notifies Buyer of Seller’s desire to take such action, then Buyer shall be deemed to have given its disapproval. Notwithstanding anything to the contrary contained in this Section 8.1, prior to the Closing Date, Seller may enter into any service contract affecting the Property, or modify or terminate any existing service contracts affecting the Property, without obtaining Buyer’s approval; provided, however that such service contracts shall be terminable upon thirty (30) days prior notice.

          Section 8.2 Intentionally Omitted.

          Section 8.3 Tenant Notices. At the Closing, Seller shall furnish Buyer with one (1) original signed notice in the form attached hereto as Exhibit F, disclosing that the Property has been sold to Buyer and that, after the Closing, all rents should be paid to Buyer (the “Tenant

Notice Letter”). After the Closing, Buyer shall distribute copies of the Tenant Notice Letter to each tenant of the Property.

ARTICLE IX

CLOSING AND ESCROW

          Section 9.1 Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

          Section 9.2 Closing. The Closing hereunder shall be held, and delivery of all items to be made at the Closing under the terms of this Agreement shall be made, at the offices of the Title Company. The Closing shall occur on a date (the “Closing Date”) specified by Seller upon five (5) days written notice to Buyer, but in no event shall such Closing Date occur (i) earlier than five (5) days after the expiration of the Contingency Period, or (ii) later than ten (10) days after the expiration of the Contingency Period. Such date and time may not be extended without the prior written approval of both Seller and Buyer, except as otherwise expressly provided for in this Agreement. Closing shall occur and Buyer’s funds shall be received on or before 11:00 A.M. Pacific Time on the Closing Date, or such other time as designated by Seller’s lender, if any.

          Section 9.3 Deposit of Documents.

                     (a) At or before the Closing, Seller shall deposit into escrow the following items:

                              (i) the duly executed and acknowledged Deed conveying the Real Property to Buyer subject to the Conditions of Title;

                              (ii) two (2) duly executed counterparts of the Bill of Sale;

                              (iii) two (2) duly executed counterparts of the Assignment and Assumption of Leases;

                              (iv) two (2) duly executed counterparts of the Assignment and Assumption of Contracts;

                              (v) an affidavit pursuant to Section 1445(b)(2) of the United States Internal Revenue Code of 1986, as amended (the “Federal Code”) in the form attached hereto as Exhibit G, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code;

                              (vi) one (1) duly executed Tenant Notice Letter; and

                              (vii) a properly executed California Form 593-C.

                    (b) At or before Closing, Buyer shall deposit into escrow the following items:

                              (i) funds necessary to close this transaction;

                              (ii) two (2) duly executed counterparts of the Bill of Sale;

                              (iii) two (2) duly executed counterparts of the Assignment and Assumption of Leases; and

                              (iv) two (2) duly executed counterparts of the Assignment and Assumption of Contracts.

                    (c) Buyer and Seller shall each deposit such other instruments as are reasonably required by the Title Company or otherwise required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof. Buyer and Seller hereby designate Title Company as the “Real Estate Reporting Person” for the transaction pursuant to Section 6045(e) of the Federal Code and the regulations promulgated thereunder.

                    (d) Seller shall deliver to Buyer originals (or to the extent originals are not available, copies) of the Leases and originals (or to the extent originals are not available, copies) of any other items which Seller was required to furnish Buyer copies of or make available at the Property pursuant to Section 2.1 above, within five (5) business days after the Closing Date. Seller shall deliver to Buyer a set of keys to the Property on the Closing Date.

          Section 9.4 Estoppel Certificates.

                    (a) Seller shall use its reasonable efforts to obtain estoppel certificates in the form attached hereto as Exhibit H from each of the tenants of the Property; provided that Buyer shall accept an estoppel certificate in lieu of that attached as Exhibit H, provided that such certificate shall be in the form of an estoppel which the applicable tenant is entitled to deliver under the terms of its Lease.

                    (b) If Seller is unable to obtain estoppel certificates from such tenant(s) of the Property, Seller may, but shall not be obligated to, deliver to Buyer and warrant and represent to Buyer, with respect to such missing estoppel certificates that as of the date represented and warranted: (A) to the best of Seller’s knowledge the Leases for those tenants are in full force and effect; (B) the amount of the tenants’ security deposits; (C) the dates through which rent has been paid; and (D) to the best of Seller’s knowledge, neither any of those tenants nor Seller is in default thereunder; provided, however, that notwithstanding anything to the contrary set forth in this Section 9.4(b), Seller shall be obligated to make such representations and warranties only to the extent they are accurate. Subject to Section 9.4(c) below, Buyer shall be obligated to accept Seller’s certification in lieu of any missing estoppel certificates. Seller’s certification shall be of no further force and effect upon Buyer’s receipt of an estoppel certificate from the applicable tenant pursuant to Section 9.4(a) above. Seller’s representations and warranties in the certificate shall survive the Closing, provided that upon delivery to Buyer of an estoppel from the actual tenant which satisfies the requirements set forth in Section 9.4(a) above, Seller’s estoppel delivered with respect to such tenant shall be terminated and of no further force or effect..

                    (c) If the conditions contained in Sections 9.4(a) and (b) above are not satisfied on or before the Closing Date, and/or the content of the estoppel certificates delivered by Seller to Buyer in lieu thereof materially deviate from those described in Section 9.4(a) and 9.4(b), respectively, Buyer may deliver written notice to Seller of any such unsatisfactory condition or material deviation and of Buyer’s election to terminate this Agreement. Buyer shall deliver such notice to Seller within two (2) business days after receipt of such estoppel. Buyer’s failure to deliver such notice within such two (2) business day period shall be deemed Buyer’s approval of such estoppel. If Buyer timely objects to such estoppel, this Agreement shall terminate, in which event the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Section 7.1 above and Sections 10.3 and 10.12 below.

          Section 9.5 Prorations.

                    (a) With respect to the Property, Seller shall be entitled to all income produced from the operation of the Property which is allocable to the period prior to Closing and shall be responsible for all expenses allocable to that period; and Buyer shall be entitled to all income and responsible for all expenses allocable to the period beginning at 12:01 A.M. on the day Closing occurs. At the Closing, all items of income and expense with respect to the Property listed below shall be prorated in accordance with the foregoing principles and the rules for the specific items set forth hereafter; provided, that Seller shall cause the existing management contract for the Property to be terminated as of the Closing Date:

                              (i) Seller shall arrange for a billing under all those Service Contracts for which fees are based on usage and with utility companies for a billing for utilities, to include all utilities or service used up to the day Closing occurs, and Seller shall pay the resultant bills. In the event any of the Service Contracts set forth in Schedule 4 extend over periods beyond the Closing the same shall be prorated on a per diem basis.

                               (ii) All real estate taxes together with installments of special assessments payable therewith attributable to the Property due and payable in the calendar year in which the Closing occurs shall be prorated as of the Closing Date. Any real estate taxes together with installments of special assessments payable therewith due and payable in any calendar year which is (A) prior to the calendar year in which Closing occurs shall be the obligation of Seller, and (B) subsequent to the calendar year in which the Closing occurs shall be the obligation of Buyer. In the event that as of the date Closing occurs the actual tax bills for the tax year or years in question are not available then the amount of tax to be prorated as aforesaid shall be based upon the rates, millages and assessed valuation of the previous year, with known changes. With respect to any assessments which can be paid in installments, Seller shall only be responsible for installments which are payable on or before the Closing Date. Seller shall receive credit for any previously paid or prepaid taxes attributable to periods from and after the date of Closing.

                              (iii) Gas, water, electricity, heat, fuel, sewer and other utilities charges, and annual fees for governmental licenses, permits and inspections relating to the Property, shall be prorated on a per diem basis.

                              (iv) Rent under the Leases shall be apportioned as of the Closing Date to the extent such rent has actually been collected as of such date. With respect to any rent arrearages arising under the Leases for the period prior to the month in which the Closing occurs, after Closing Buyer shall pay to Seller any rent actually collected which is applicable to the period preceding the Closing Date; provided, however, that all rent collected by Buyer shall be applied first to all unpaid rent accruing after the Closing Date, and then to unpaid rent accruing prior to the Closing Date.

                              (v) Where the Leases contain tenant obligations for taxes, common area expenses, operating expenses or additional charges of any other nature (“Expense Reimbursements”), and where Seller shall have collected any portion thereof in excess of amounts owed by Seller for such items for the period prior to the Closing Date, then there shall be an adjustment and credit given to Buyer on the Closing Date for such excess amounts collected. Buyer shall apply all such excess amounts to the charges owed by Buyer for such items for the period after the Closing Date and, if required by the Leases, shall rebate or credit the tenants with any remainder and shall indemnify, defend and hold Seller harmless with respect to such obligation of Buyer. If it is determined that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by less than the amount previously credited to Buyer, then Buyer shall promptly pay to Seller the difference. If it is determined that the amount collected during Seller’s ownership period was less than the expenses incurred by Seller during the same period, then Buyer shall promptly pay to Seller the amount of such deficiency upon collection of same from the tenants. Seller shall not receive at Closing any credit for Expense Reimbursements which have not actually been incurred by Seller and collected from the tenants. To the extent Buyer collects any Expense Reimbursements after the Closing, such amounts shall be applied by Buyer in the same order as rent is to be applied pursuant to Subsection (iv) above.

                              (vi) All prepaid rentals and other prepaid payments attributable to Buyer’s period of ownership, security deposits not applied against tenant’s obligations under the tenant Leases, electric, gas, sewer and water deposits deposited with Seller by tenants (including all accrued interest on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Leases, license agreements or concession agreements relating to the Property, shall all belong to Buyer and all shall be assigned and delivered to Buyer at the Closing. Notwithstanding the foregoing, the amount of any security deposits received by Seller and not applied against tenant’s obligations under the tenant Leases shall be credited against the Purchase Price and Seller shall be entitled to retain such deposits. The Purchase Price shall be increased by the amount of any utility deposits paid by Seller with respect to the Property. Buyer shall indemnify, defend and hold Seller harmless with respect to any prepaid amounts or security deposits delivered or credited to Buyer at Closing.

                    (b) Seller shall determine the aforesaid prorations and deliver such prorations to Buyer on or before the date that is three (3) business days before the Closing Date. Upon approval by Buyer, the parties shall deliver the approved prorations statement to the Title

Company. If any of the aforesaid prorations cannot be calculated accurately as of the date that is three (3) business days prior to the Closing Date, then the parties shall prorate based upon reasonable estimates of the applicable costs and expenses. All prorations made pursuant to the terms of this Section 9.5 shall be final and binding upon Buyer and Seller as of Closing and shall not be subject to subsequent adjustments after Closing.

                    (c) Buyer shall pay for (i) the Survey (including, without limitation, the cost to update, recertify or otherwise revise any existing survey for the Property), (ii) the premium for the Title Policy (to the extent not required to be paid by Seller pursuant to subsection (v) below), the cost of any endorsements to the Title Policy, and the cost of any related title examination charges, and (iii) all costs relating to any financing obtained by Buyer (including, without limitation, mortgage recording taxes, if applicable). Seller shall pay for (i) any escrow fees and expenses, (ii) any and all county and state transfer taxes or documentary stamp taxes applicable to the sale of the Property, (iii) any personal property taxes applicable to the sale of the Property, (iv) any recording charges, and (v) the premium attributable to the “CLTA” or standard coverage portion of the Title Policy. Seller and Buyer shall pay their respective attorneys’ fees. All other fees and expenses applicable to the sale shall be prorated between Buyer and Seller in accordance with customary practice for Santa Clara County, California.

                    (d) The provisions of this Section 9.5 shall survive the Closing.

ARTICLE X

MISCELLANEOUS

          Section 10.1 Notices. Subject to Section 8.2, any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by telefacsimile, telecopy or email in PDF format, and such notices shall be addressed as follows:

If to Buyer:	Pericom Semiconductor Corporation
3545 N. First Street
San Jose, CA 95134
Attention: Aaron Tachibana
Telephone: (408) 435-0800 x273
Telecopy: (408) 435-1100
Email: atachibana@pericom.com

With a copy to:	Hopkins & Carley
200 Page Mill Road, Suite 200
Palo Alto, CA 94306
Attention: Garth E. Pickett, Esq.
Telephone: (650) 804-7611
Telecopy: (408) 938-6249
Email: gpickett@hopkinscarley.com

If to Seller:	Barber Lane Investors, LLC
c/o Orchard Partners, LLC
615 National Avenue, Suite 200
Mountain View, CA 94043
Attention: Michael Biggar
Telephone: (650) 938-9900
Telecopy: (650) 938-4318
Email: mbiggar@orchardpartners.com

With a copy to:	Barber Lane Investors, LLC
c/o Pacific Coast Capital Partners, LLC
555 California Street, Suite 3450
San Francisco, CA 94104
Attention: Mason Ross
Telephone: (415) 732-7492
Telecopy: (415) 732-7547
Email: mross@pccpllc.com

With a copy to:	Morrison & Foerster llp
755 Page Mill Road
Palo Alto, California 94304-1018
Attention: Philip J. Levine, Esq.
Telephone: (650) 813-5613
Telecopy: (650) 494-0792
Email: plevine@mofo.com

or to such other address as either party may from time to time specify in writing to the other party. Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by telefacsimile, telecopy or email in PDF format.

          Section 10.2 Entire Agreement. This Agreement, together with the Exhibits attached hereto, contain all representations, warranties and covenants made by Buyer and Seller and constitute the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits hereto.

          Section 10.3 Entry and Indemnity. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer shall give Seller reasonable advance notice of such entry and shall conduct such entry and any inspections in connection therewith so as to minimize, to the greatest extent possible, interference with Seller’s business and the business of Seller’s tenants and otherwise in a manner reasonably acceptable to Seller. Without limiting the foregoing, prior to any entry to perform any on-site testing, Buyer shall give Seller notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. In the event that Buyer proposes to perform any destructive or invasive testing, Seller shall approve or disapprove, in Seller’s sole and absolute discretion, the proposed destructive or invasive testing within three (3) business days after receipt of such notice. Seller’s failure to provide such notice shall be deemed disapproval. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, at Seller’s request, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Upon Seller’s request, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, employees or contractors. Buyer shall maintain, and shall ensure that its contractors maintain, statutory workers compensation coverage and at least $1,000,000 of public liability and property damage insurance, each such policy naming Seller and its affiliates as additional insures, and otherwise in form and substance adequate to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Buyer shall indemnify, defend and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, reasonable attorneys’ fees) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testing or inquiries provided for in this Agreement. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.

          Section 10.4 Time. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

          Section 10.5 1031 Exchange. The parties acknowledge and agree that either party may elect to assign their interest in this Agreement to an exchange facilitator by means of one or more escrows for the purpose of completing an exchange of such Property in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections (a “1031 Exchange”). Each party agrees to reasonably cooperate with any party so electing in implementing any such assignment and 1031 Exchange, provided that such cooperation shall not entail any additional expense to the non-electing party, cause such party to take title to any other property or cause such party exposure to any liability or loss of rights or benefits contemplated by this Agreement, and the electing party shall indemnify, defend and hold the non-electing party harmless from any liability, damage, loss, cost or other expense including, without limitation, reasonable attorneys’ fees and costs, resulting or arising from the implementation of any such assignment and 1031 Exchange. No such assignment by any party shall relieve such party from any of its obligations hereunder, nor shall such party’s ability to consummate a tax deferred exchange be a condition to the performance of such party’s obligations under this Agreement.

          Section 10.6 Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party (including such other party’s broker) on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

          Section 10.7 Jury Trial Waiver & Judicial Reference.

                    (a) The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding (i) brought by either party or any other party, relating to (A) this Agreement and/or any understandings or prior dealings between the parties hereto, or (B) the Property or any part thereof, or (ii) to which Seller is a party. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

                    (b) If the waiver of jury trial set forth in Section 10.7(a) above is not enforceable for any reason, then the parties hereby agree that, to the extent allowed by law, any dispute, controversy or other claim arising out of or relating to this Agreement for the breach or interpretation hereof shall, at the written request of either party, be resolved by general Judicial Reference pursuant to California Code of Civil Procedure Sections 638 and 641 through 645 or any successor statutes hereto. The parties shall select a single neutral referee, who shall be a retired state or federal judge. In the event the parties cannot agree upon a referee, the referee shall be appointed by the court. The referee shall determine all issues relating to the dispute, controversy or claim, and shall report a statement of decision to the court. The parties shall equally bear the fees and expenses of the referee, unless the referee otherwise provides in the statement of decision. However, the prevailing party shall be entitled to reimbursement of attorney fees, costs, and expenses incurred in connection with the reference. The parties agree that each party shall have the right to cause an appeal to be taken from the referee’s decision to a court of competent jurisdiction in the same manner as a judicial appeal arising out of an order or judgment from a California superior court in a civil action and all of the same rules, rights and remedies shall be applied to both parties with respect to any such appeal including matters of fact, matters of law, standards for review and substantive and procedural laws. Judgment may be entered upon any such final decision in accordance with applicable law in any court having jurisdiction thereof. The referee (if permitted under applicable law) or such court may issue a writ of execution to enforce the referee’s decision.

          Section 10.8 No Merger. The obligations contained herein that expressly survive the Closing shall not merge with the transfer of title to the Property but shall remain in effect until fulfilled.

          Section 10.9 Assignment. Buyer’s rights and obligations hereunder shall not be assignable without the prior written consent of Seller, in its sole discretion; provided, that Buyer may assign this Agreement, without Seller’s consent but on prior written notice to Seller given at least four (4) business days prior to the Closing, to an entity controlled by, controlling of or under common control with Buyer. In no event shall Buyer be released from any of its obligations or liabilities hereunder in the event of any assignment of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

          Section 10.10 Counterparts and Electronic Transmissions. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The parties contemplate that they may be executing counterparts of this Agreement transmitted by facsimile or email in PDF format and agree and intend that a signature by either facsimile machine or email in PDF format shall bind the party so signing with the same effect as though the signature were an original signature.

          Section 10.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          Section 10.12 Confidentiality. Buyer and Seller shall each maintain as confidential any and all material obtained about the other and, in the case of Buyer, about the Property, and shall not disclose such information to any third party except for disclosures required by court order or subpoena or to Buyer’s agents, brokers or attorneys who are made aware of the restrictions set forth in this Section 10.12. In addition, neither party shall issue any press release or other public announcement regarding this transaction without first obtaining the other party’s written approval with respect to the release or announcement and the content thereof. Notwithstanding the foregoing, Buyer shall not disclose any information regarding the economic terms of this transaction. Furthermore, Buyer agrees to maintain as confidential any terms of the Lender’s Consent for the benefit of Seller’s Lender, as a third party beneficiary under this Agreement. This provision shall survive the Closing (for a period of six (6) months) or any termination of this Agreement.

          Section 10.13 Maintenance of the Property, Insurance. Between Seller’s execution of this Agreement and the Closing, Seller shall maintain the Property in the same manner as before the making of this Agreement, as if Seller were retaining the Property; provided that Seller shall not be obligated to make any extraordinary repairs or make any capital improvements to the Property. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, Seller’s existing policy or policies of insurance insuring the Property.

          Section 10.14 Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. All references to time are to Pacific Time Zone time (“Pacific Time”) unless expressly stated otherwise.

          Section 10.15 General Rules of Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that each party has had the opportunity to review and revise this Agreement, that each party has had the opportunity to consult with counsel with regard to this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement.

          Section 10.16 Authority of Buyer. Buyer represents and warrants to Seller that Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California. Buyer further represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing (a) are or at the time of Closing will be duly authorized, executed and delivered by Buyer, (b) are or at the time of Closing will be legal, valid and binding obligations of Buyer, and (c) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is party or to which Buyer is subject. Buyer represents and warrants to Seller that neither Buyer nor an affiliate of Buyer is subject to sanctions of the United States government or in violation of any federal, state, municipal or local laws, statutes, codes, ordinances, orders, decrees, rules or regulations relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 23, 2001) (the “Terrorism Executive Order”) or is similarly designated under any related enabling legislation or any other similar Executive Orders (collectively with the Terrorism Executive Order, the “Executive Orders”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”), any sanctions and regulations promulgated under authority granted by the Trading with the Enemy Act, 50 U.S.C. App. 1-44, as amended from time to time, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-07, as amended from time to time, the Iraq Sanctions Act, Publ. L. No. 101-513; United Nations Participation Act, 22 U.S.C. § 287c, as amended from time to time, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, as amended from time to time, The Cuban Democracy Act, 22 U.S.C. §§ 6001-10, as amended from time to time, The Cuban Liberty and Democratic Solidarity Act, 18 U.S.C. §§ 6021-6091, as amended from time to time, and The Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901-1908, 8 U.S.C. § 1182, as amended from time to time. The Buyer’s representations and warranties set forth in this Section 10.16 and anywhere else in this Agreement shall survive the Closing or any termination of this Agreement.

          Section 10.17 Limited Liability. The obligations of Seller shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its members, managers, trustees, officers, directors or shareholders, the members, managers, general partners, officers, directors or shareholders thereof, or any employees or agents of Seller.

          Section 10.18 Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

          Section 10.19 No Recording. Neither this Agreement or any memorandum or short form thereof may be recorded by Buyer.

          Section 10.20 Effective Date. As used herein, the term “Effective Date” shall mean the first date on which both Seller and Buyer shall have executed this Agreement.

          Section 10.21 Deadlines on Non-Business Days. In the event any deadline specified herein falls on a day which is not a regular business day (including, without limitation, any day where the banks in San Francisco, California or the offices of the Escrow Agent in San Francisco, California, are closed), then the deadline shall be extended to the end of the next following regular business day.

          Section 10.22 Joint and Several Obligations. If two (2) or more individuals, corporations, or other entities constitute Buyer (even though the defined term for Buyer is used in the singular), all agreements, covenants, representations and warranties of Buyer herein are the joint and several obligations of the individuals or entities constituting Buyer. If the individuals constituting Buyer are husband and wife, their joint and several obligations hereunder shall be binding upon both their community property and the sole and separate property and all other assets of each. If two (2) or more individuals, corporations, or other entities constitute Buyer, Seller shall have the right to join one or all of them in any proceeding or to proceed against them in any order.

          Section 10.23 Marketing Rights. Seller shall have the right to continue to market the Property and to negotiate and enter into back-up offers during the term of this Agreement.

[Intentionally left blank]

                    The parties hereto have executed this Agreement as of the respective dates written below.

SELLER:	BARBER LANE INVESTORS, LLC,
a Delaware limited liability company

By BH Barber Lane, LLC, a California limited
liability company, its administrative member

Date:	By:

Name:

Title:

	BUYER:	PERICOM SEMICONDUCTOR
CORPORATION
a California corporation

Date:		By:

Name:

Title:

[Parties must also initial Section 1.2(b)(iii)]

S-1

SCHEDULE 1

PERSONAL PROPERTY

None.

SCHEDULE 2

DUE DILIGENCE DOCUMENTATION

1.	First and Second Floor Plans;
2.	Reidenbaugh Hufford Property Condition Report dated September 26, 2007;
3.	Kier & Wright ALTA Survey dated October 3, 2007;
4.	2012 Budget for the Property;
5.	The following Contracts: Moreno Janitorial, Otis Elevator (not signed), Perfection Parking Lot Sweeping, Dismore Landscaping;
6.	AT&T Antenna Site License dated November 12, 2003; First Amendment dated June 24, 2009; and Second Amendment dated October 6, 2011; and
7.	Final URS Phase I Environmental Site Assessment dated October 8, 2007.

1

SCHEDULE 3

LIST OF LEASES AND NOTICES OF DEFAULT UNDER SUCH LEASES

1. AT&T Antenna Site License dated November 12, 2003, First Amendment dated June 24, 2009, Second Amendment dated October 6, 2011

1

SCHEDULE 4

LIST OF SERVICE CONTRACTS

1.	Dinsmore Landscape Company dated September 12, 2011
2.	Perfection Sweeping dated September 27, 2011
3.	Moreno & Associates (Janitorial) dated October 1, 2011
4.	Otis Elevator Company dated February 14, 2012
5.	RFI Fire Monitoring Contract dated March 20, 2012

1

SCHEDULE 5

LITIGATION LIST

None.

1

EXHIBIT A

DESCRIPTION OF REAL PROPERTY

Real property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

PARCEL 3, AS SHOWN ON THAT CERTAIN MAP ENTITLED, “PARCEL MAP, BEING ALL OF PARCEL E, ETC”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON JANUARY 11, 1980 IN BOOK 457 OF MAPS, AT PAGE(S) 18, AND AS CORRECTED BY THAT CERTIFICATE OF CORRECTION, RECORDED AUGUST 11, 1980 IN BOOK F497 OF OFFICIAL RECORDS, PAGE 35.

APN: 086-03-038 ARB: 086-03-001-06-02

A–1

EXHIBIT B

GRANT DEED

Recording Requested By and
When Recorded Return To:

Attention:

Documentary Transfer Tax is not of public record and is shown on a separate sheet attached to this deed.

(Space above this line for Recorder’s use)

GRANT DEED

          FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, BARBER LANE INVESTORS, LLC, a Delaware limited liability company, hereby grants to __________________________, a __________________________, the real property located in the City of Milpitas, County of Santa Clara, State of California, described on Exhibit A attached hereto and made a part hereof.

          Provided, however, that this Deed and the warranty of title contained herein is made expressly subject to the following:

          A. Real property taxes not yet due and payable;

          B. All zoning and other regulatory laws and ordinances affecting the Property;

          C. All restrictions, reservations, covenants, conditions, declarations, easements and rights of way of record and all other matters of record affecting the Property;

          D. All matters shown or that would be shown on a current ALTA survey of the Property; and

          E. All those matters set forth on the list of Permitted Exceptions attached hereto as Exhibit B and made a part hereof.

B–1

          Executed as of this _____ day of __________, 2012.

BARBER LANE INVESTORS, LLC,
a Delaware limited liability company

By BH Barber Lane, LLC, a California limited
liability company, its administrative member

By:

Name:

Title:

B–2

State of California	)
) ss.
County of ___________________	)

          On _________________________ before me, (here insert name and title of the officer), personally appeared ______________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

          I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

          Witness my hand and official seal.

Signature  ___________________________ (Seal)

B–3

EXHIBIT A TO DEED

REAL PROPERTY DESCRIPTION

Real property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

PARCEL 3, AS SHOWN ON THAT CERTAIN MAP ENTITLED, “PARCEL MAP, BEING ALL OF PARCEL E, ETC”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON JANUARY 11, 1980 IN BOOK 457 OF MAPS, AT PAGE(S) 18, AND AS CORRECTED BY THAT CERTIFICATE OF CORRECTION, RECORDED AUGUST 11, 1980 IN BOOK F497 OF OFFICIAL RECORDS, PAGE 35.

APN: 086-03-038 ARB: 086-03-001-06-02

B–4

EXHIBIT B TO DEED

PERMITTED EXCEPTIONS

B–5

_______________, 2012

_______________ County Recorder
______________________________
_______________, California _____

Re:	Request That Statement of Documentary
Transfer Tax Not be Recorded

Dear Sir or Madam:

          Request is hereby made in accordance with Section 11932 of the Revenue and Taxation Code that this statement of tax due not be recorded with the attached deed but be affixed to the deed after recordation and before return as directed on the deed.

          The attached deed names BARBER LANE INVESTORS, LLC, a Delaware limited liability company, as grantor and __________________________, a __________________________, as grantee.

          The property being transferred and described in the attached deed is located in the City of Milpitas, County of Santa Clara, State of California.

          The amount of Documentary Transfer Tax due on the attached deed is $__________ computed on full value of the property conveyed.

SELLER:	BARBER LANE INVESTORS, LLC, a Delaware limited liability company

By BH Barber Lane, LLC, a California limited liability company, its administrative member

By:

Name:

Title:

B–6

EXHIBIT C

BILL OF SALE

          For good and valuable consideration, the receipt of which is hereby acknowledged, BARBER LANE INVESTORS, LLC, a Delaware limited liability company (“Seller”), does hereby sell, transfer, and convey to __________________________, a __________________________ (collectively, “Buyer”), any and all personal property owned by Seller and located on and used in connection with the operation of that certain real property located in the City of Milpitas, County of Santa Clara, State of California, described on Exhibit A attached hereto and made a part hereof, as such personal property is more particularly described in the attached Schedule 1.

          BUYER ACKNOWLEDGES THAT SELLER IS SELLING AND BUYER IS PURCHASING SUCH PERSONAL PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING SUCH PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

C–1

          Dated this _____ day of __________, 2012.

SELLER:	BARBER LANE INVESTORS, LLC, a Delaware limited liability company

By BH Barber Lane, LLC, a California limited liability company, its administrative member

By:

Name:

Title:

BUYER:	__________________________,
a __________________________

By:

Name:

Title:

C–2

SCHEDULE 1 TO BILL OF SALE

LIST OF PERSONAL PROPERTY

[to come]

C–3

EXHIBIT A TO BILL OF SALE

REAL PROPERTY DESCRIPTION

Real property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

PARCEL 3, AS SHOWN ON THAT CERTAIN MAP ENTITLED, “PARCEL MAP, BEING ALL OF PARCEL E, ETC”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON JANUARY 11, 1980 IN BOOK 457 OF MAPS, AT PAGE(S) 18, AND AS CORRECTED BY THAT CERTIFICATE OF CORRECTION, RECORDED AUGUST 11, 1980 IN BOOK F497 OF OFFICIAL RECORDS, PAGE 35.

APN: 086-03-038 ARB: 086-03-001-06-02

C–4

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASE

          THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) dated as of__________________, 2012, is between BARBER LANE INVESTORS, LLC, a Delaware limited liability company (“Assignor”), and __________________________, a __________________________ (“Assignee”).

          A. Assignor is the lessor under that certain lease executed with respect to that certain real property and improvements thereon located in the City of Milpitas, County of Santa Clara, State of California, and more particularly described in Exhibit A attached hereto (the “Property”), which lease is described in Schedule 1 attached hereto (the “Lease”).

          B. Assignor and Assignee have entered into an Agreement of Purchase and Sale dated as of __________, 2012 (the “Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

Assignor desires to assign its interest as Lessor in the Lease to Assignee, and Assignee desires to accept the assignment thereof, on the terms and conditions below.

          ACCORDINGLY, the parties hereby agree as follows:

          1. As of the date on which the Property is conveyed to Assignee pursuant to the Agreement (the “Conveyance Date”), Assignor hereby assigns to Assignee all of its right, title and interest in and to the Lease; provided, that Assignor reserves its right to sue a tenant under a Lease for damages suffered by Assignor as a result of such tenant’s failure to have paid any rents to Assignor which were payable prior to the Conveyance Date so long as any such suit does not seek a termination of the Lease.

          2. Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all liabilities, losses, claims, damages, costs or expenses, including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”), originating prior to the Conveyance Date and arising out of the landlord’s obligations under the Lease.

          3. As of the Conveyance Date, Assignee hereby assumes all of Assignor’s obligations under the Lease and agrees to indemnify Assignor against and hold Assignor harmless from any and all Claims originating on or subsequent to the Conveyance Date and arising out of the landlord’s obligations under the Lease.

          4. In the event of any dispute between Assignor and Assignee arising out of the obligations of the parties under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including, without limitation, reasonable attorneys’ fees and costs.

          5. This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

D–1

          6. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          7. The obligations of Assignor are intended to be binding only on the property of the Assignor and shall not be personally binding upon, nor shall any resort be had to, the private property of any of its trustees, officers, directors or shareholders, its investment manager, the partners, officers, directors or shareholders thereof, or any employees or agents of the Assignor or the investment manager. The obligations of Assignor are subject to the limitations on liability contained in Section 5.3 of the Agreement.

          Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNOR:	BARBER LANE INVESTORS, LLC, a Delaware limited liability company

By BH Barber Lane, LLC, a California limited liability company, its administrative member

By:

Name:

Title:

ASSIGNEE:	__________________________,
a__________________________

By:

Name:

Title:

D–2

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF LEASES

REAL PROPERTY DESCRIPTION

Real property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

PARCEL 3, AS SHOWN ON THAT CERTAIN MAP ENTITLED, “PARCEL MAP, BEING ALL OF PARCEL E, ETC”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON JANUARY 11, 1980 IN BOOK 457 OF MAPS, AT PAGE(S) 18, AND AS CORRECTED BY THAT CERTIFICATE OF CORRECTION, RECORDED AUGUST 11, 1980 IN BOOK F497 OF OFFICIAL RECORDS, PAGE 35.

APN: 086-03-038 ARB: 086-03-001-06-02

D–3

SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION OF LEASES

LIST OF LEASES

1. [to come]

D–4

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF CONTRACTS,
WARRANTIES AND GUARANTIES AND OTHER INTANGIBLE PROPERTY

          THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS, WARRANTIES AND GUARANTIES AND OTHER INTANGIBLE PROPERTY (this “Assignment”) dated as of__________, 2012, is between BARBER LANE INVESTORS, LLC, a Delaware limited liability company (“Assignor”), and __________________________, a __________________________ (“Assignee”).

          A. Assignor owns certain real property and certain improvements thereon located in the City of Milpitas, County of Santa Clara, State of California, and more particularly described in attached Exhibit A (the “Property”).

          B. Assignor has entered into certain contracts which affect the Property, which contracts are described on Exhibit B attached hereto (the “Contracts”).

          C. Assignor and Assignee have entered into an Agreement of Purchase and Sale dated as of __________, 2012 (the “Agreement”), pursuant to which Assignee agreed to purchase the Property from Assignor and Assignor agreed to sell the Property to Assignee, on the terms and conditions contained therein.

          D. Assignor desires to assign to Assignee its interest in the Contracts and in certain warranties, guaranties, and intangible personal property with respect to the Property (except that, to the extent that any such Contracts or other agreements are part of portfolio agreements, they shall not be assignable), and Assignee desires to accept the assignment thereof, on the terms and conditions below.

          ACCORDINGLY, the parties hereby agree as follows:

          1. As of the date on which the Property is conveyed to Assignee pursuant to the Agreement (the “Conveyance Date”), Assignor hereby assigns without recourse or warranty of enforceability all of its right, title and interest in and to the following:

                    (a) all of the Contracts approved by Assignee and listed on Exhibit B;

                    (b) any warranties and guaranties (“Warranties and Guaranties”) made by or received from any third party with respect to any improvements owned by Assignor on the Property; and

                    (c) any intangible property now owned by Assignor in connection with the Property excluding claims by Assignor, if any, arising out of matters occurring before the Conveyance Date.

          2. Assignor hereby agrees to indemnify Assignee against and hold Assignee harmless from any and all liabilities, losses, damages, claims, costs or expenses, including,

E–1

without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”), originating prior to the Conveyance Date and arising out of Assignor’s obligations under the Contracts.

          3. Concurrently with the conveyance of Assignor’s interest in the Property to Assignee, Assignee hereby assumes all of Assignor’s obligations under the Contracts and agrees to indemnify Assignor against and hold Assignor harmless from any and all Claims originating on or subsequent to the Conveyance Date and arising out of Assignee’s obligations under the Contracts.

          4. In the event of any dispute between Assignor and Assignee arising out of the obligations of Assignor under this Assignment or concerning the meaning or interpretation of any provision contained herein, the losing party shall pay the prevailing party’s costs and expenses of such dispute, including, without limitation, reasonable attorneys’ fees and costs.

          5. This Assignment shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

          6. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

          7. The obligations of Assignor are intended to be binding only on the property of the Assignor and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, directors or shareholders, its investment manager, the partners, officers, directors or shareholders thereof, or any employees or agents of the Assignor or the investment manager. The obligations of Assignor are subject to the limitations on liability contained in Section 5.3 of the Agreement.

          Assignor and Assignee have executed this Assignment the day and year first above written.

E–2

ASSIGNOR:	BARBER LANE INVESTORS, LLC, a Delaware limited liability company

By BH Barber Lane, LLC, a California limited liability company, its administrative member

By:

Name:

Title:

ASSIGNEE:	________________________,
a __________________________

By:

Name:

Title:

E–3

EXHIBIT A TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

REAL PROPERTY DESCRIPTION

Real property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

PARCEL 3, AS SHOWN ON THAT CERTAIN MAP ENTITLED, “PARCEL MAP, BEING ALL OF PARCEL E, ETC”, WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON JANUARY 11, 1980 IN BOOK 457 OF MAPS, AT PAGE(S) 18, AND AS CORRECTED BY THAT CERTIFICATE OF CORRECTION, RECORDED AUGUST 11, 1980 IN BOOK F497 OF OFFICIAL RECORDS, PAGE 35.

APN: 086-03-038 ARB: 086-03-001-06-02

E–4

EXHIBIT B TO ASSIGNMENT AND ASSUMPTION OF CONTRACTS

LIST OF APPROVED CONTRACTS

E–5

EXHIBIT F

TENANT NOTICE LETTER

__________, 2012

To:	________________________________ (“Tenant”)

RE:

Assignment of Lease between Barber Lane Investors, LLC, a Delaware limited liability company (“Lessor”), and Tenant for the space located at 1545 Barber Lane, Suite _____, Milpitas, California (the “Premises”)

          This is to notify you that the Premises have been acquired by, and the Lessor’s interest in the Lease has been assigned to, __________________________, a __________________________ (collectively “Buyer”).

          You are further notified that all rental payments under your Lease shall be paid to [INSERT PROPERTY MANAGER NAME] (“Property Manager”), at

PROPERTY MANAGER

ADDRESS

CITY, STATE ZIP

TELEPHONE:

FACSIMILE:

in accordance with the terms of your Lease unless you are otherwise notified in writing by Buyer.

          If you have any questions, please contact Property Manager at the address set forth above.

Very truly yours,

BARBER LANE INVESTORS, LLC, a Delaware limited liability company

By BH Barber Lane, LLC, a California limited liability company, its administrative member

By:

Name:

Title:

F–1

EXHIBIT G

CERTIFICATE OF TRANSFEROR OTHER THAN AN INDIVIDUAL
(FIRPTA AFFIDAVIT)

          Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by BARBER LANE INVESTORS, LLC, a Delaware limited liability company (“Transferor”), the undersigned hereby certifies the following on behalf of Seller:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor is not a disregarded entity as defined in §1.1445-2(b)(2)(iii);

3.	Transferor’s U.S. employer identification number is: __________; and

4.	Transferor’s office address is ___________________________________.

          Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

          Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

G–1

Dated: ___________, _______

SELLER:	BARBER LANE INVESTORS, LLC,
a Delaware limited liability company

By BH Barber Lane, LLC, a California limited liability company, its administrative member

By:

Name:

Title:

Notice to Transferee (Buyer): You are required by law to retain this Certificate until the end of the fifth tax year following the tax year in which the transfer takes place and make the Certificate available to the Internal Revenue Service if requested to do so during that period.

G–2

EXHIBIT H

TENANT ESTOPPEL CERTIFICATE

          The undersigned, NEW CINGULAR WIRELESS PCS, LLC, a Delaware limited liability company (“Licensee”), hereby certifies to PERICOM SEMICONDUCTOR CORPORATION, a California corporation, and its successors and assigns (collectively “Buyer”), and any lenders and their successors and assigns that provide Buyer financing in connection with the purchase of the real property commonly known as 1545 Barber Lane, Milpitas, California (the “Property”), in which Licensee leases space, hereby certifies the following information with respect to the License (as defined below) and agrees that you may rely upon the same in purchasing the Property:

          1. The Antenna Site License Agreement dated November 12, 2003 between Barber Lane Investors, LLC, a California limited liability company, as successor in interest to Limar Realty Corp. #1 (“Licensor”), as licensor, and New Cingular Wireless PCS, LLC, a Delaware limited liability company, as successor in interest to Bay Area Cellular Telephone Company, a California general partnership (“Licensee”), as licensee, as amended by that certain First Amendment to Antenna Site License Agreement dated June 24, 2009 and that certain Second Amendment to Antenna Site License Agreement dated October 6, 2011 (collectively, the “License”), is in full force and effect and has not been modified except as follows (if none, so state): None.

          2. Licensee has not assigned or entered into any sublicense of the License, except for the following (if none, so state): ___________________________________.

          3. Neither Licensee nor, to the best of Licensee’s knowledge, Licensor is in default thereunder and Licensee claims no defenses or offsets to the payment of rent or other charges under the License, except as follows (if none, so state): ___________________________________.

          4. All rent and other charges payable under the License have been paid through __________, 2012.

          5. Licensee has paid a security deposit to the Licensor in the amount of $ 0.

          6. After receipt of notice from Licensor, that the sale has been completed, Licensee will honor the assignment of the Licensor’s interest in the License.

[Signature page follows]

I–1

Dated: _____________, 2012.

LICENSEE:	New Cingular Wireless PCS, LLC,
a Delaware limited liability company

	By:	AT&T Mobility Corporation
	Its:	Manager

By:

Name:

Title:

I–2